Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, Amendment No. 2, of our report dated May 13, 2020, (which includes an explanatory paragraph relating to HighPeak Energy Inc.’s ability to continue as a going concern) relating to the consolidated balance sheet of HighPeak Energy Inc. as of December 31, 2019, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

May 13, 2020